Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Leidos Holdings, Inc. (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the fiscal year end change) and the effectiveness of Leidos Holdings Inc.'s internal control over financial reporting dated February 24, 2017, appearing in the Annual Report on Form 10-K of Leidos Holdings, Inc. for the year ended December 30, 2016.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

McLean, Virginia
June 1, 2017